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             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                             ESTATE PROTECTOR RIDER
                  SECOND-TO-DIE FOUR YEAR LEVEL TERM INSURANCE
                         NON-RENEWABLE; NON-CONVERTIBLE

This rider is a part of the policy to which it is attached if it is shown in the schedule of benefits and premiums. The insureds under the policy are the insureds under this rider.

BENEFIT - The Company will pay a term insurance benefit upon receipt of due proof that both insureds died prior to the term expiry date while this rider is in force. Unless otherwise requested, the term insurance benefit will be paid to the beneficiary entitled to the proceeds under the policy and will be paid in the same manner.

CHARGES - Charges for this rider are payable as a part of the monthly insurance charge due under the policy. The monthly charge for this rider is shown on page 5.

INCONTESTABILITY - Except for failure to pay premiums, the term insurance under this rider cannot be contested after the rider has been in force during the lifetime of both insureds for two years from the date of issue.

SUICIDE EXCLUSION - The risk of suicide of either insured, while sane or insane, within two years of the date of issue of this rider is not assumed. Instead of the death benefit, the owner will receive the sum of the charges paid for this term insurance, and the rider will cease and become void.

NON-RENEWABLE - The period of term insurance under this rider is not renewable.

CONVERSION - This rider is not convertible.

TERMINATION - This rider will terminate on the first to occur of:

-        the end of the grace period of a premium in default;

-        the termination or maturity of the policy;

-        the monthly payment date following a request for termination;

- the first monthly payment date following the election of the paid-up insurance rider; or

-        the term expiry date.

GENERAL - The schedule of benefits and premiums (page 3 or 3.1 of the policy) will show the date of issue of this rider, the term expiry date and the term insurance benefit.

Except as otherwise provided, all conditions and provisions of the policy apply to this rider.

            Signed for the Company by its President and Secretary at
                          Worcester, Massachusetts.





          Secretary                                            President


FORM 1079-94